SEMPRA ENERGY
Table F (Unaudited)
STATEMENT OF OPERATIONS DATA BY SEGMENT

Three months ended March 31, 2017
(Dollars in millions)	SDG&E	SoCalGas	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra LNG & Midstream	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,057	$1,241	$412	$264	$22	$132	$(97)	$3,031
Cost of sales and other expenses	(616)	(800)	(326)	(121)	(15)	(128)	81	(1,925)
Depreciation and amortization	(163)	(126)	(13)	(36)	(9)	(10)	(3)	(360)
Equity earnings, before income tax	—	—	—	—	2	1	—	3
Other income, net	18	11	3	127	—	1	9	169
Income (loss) before interest and tax (1)	296	326	76	234	—	(4)	(10)	918
Net interest (expense) income (2)	(49)	(25)	(4)	(30)	(3)	6	(58)	(163)
Income tax (expense) benefit	(90)	(98)	(19)	(142)	11	(1)	44	(295)
Equity earnings (losses), net of income tax	—	—	1	(9)	—	—	—	(8)
(Earnings) losses attributable to noncontrolling interests	(2)	—	(7)	(5)	3	—	—	(11)
Earnings (losses)	$155	$203	$47	$48	$11	$1	$(24)	$441

Three months ended March 31, 2016
(Dollars in millions)	SDG&E	SoCalGas	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra LNG & Midstream	Consolidating Adjustments, Parent & Other	Total

Revenues	$991	$1,033	$400	$138	$7	$130	$(77)	$2,622
Cost of sales and other expenses	(596)	(617)	(329)	(82)	(13)	(154)	62	(1,729)
Depreciation and amortization	(159)	(122)	(13)	(17)	(1)	(13)	(3)	(328)
Equity earnings (losses), before income tax	—	—	—	—	7	(29)	—	(22)
Other income, net	14	10	2	11	—	—	12	49
Income (loss) before interest and tax (1)	250	304	60	50	—	(66)	(6)	592
Net interest (expense) income (2)	(48)	(22)	(4)	(2)	1	4	(66)	(137)
Income tax (expense) benefit (3)	(65)	(83)	(14)	(40)	13	29	52	(108)
Equity earnings, net of income tax	—	—	2	15	—	—	—	17
(Earnings) losses attributable to noncontrolling interests	(1)	—	(6)	(5)	—	1	—	(11)
Earnings (losses) (3)	$136	$199	$38	$18	$14	$(32)	$(20)	$353

(1)	Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments’ performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.
(2)	Includes interest income, interest expense and preferred dividends of subsidiary.
(3)	As adjusted for the adoption of ASU 2016-09 as of January 1, 2016.